Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-199966

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.  Dated August 7, 2015.
Pricing Supplement to the Prospectus and Prospectus Supplement, each dated November 7, 2014 and the Product Supplement No. 2a-I dated November 7, 2014 — No.
Medium-Term Notes, Series E
$
Buffered Enhanced Participation Currency Basket-Linked Notes due 2018

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (February 15, 2018, subject to adjustment) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the European Union euro (EUR)/U.S. dollar (USD) exchange rate (33.50% initial weight), the USD/Japanese yen (JPY) exchange rate (25.30% initial weight), the British pound sterling (GBP)/USD exchange rate (22.90% initial weight), the USD/Swiss franc (CHF) exchange rate (10.80% initial weight) and the Australian dollar (AUD)/USD exchange rate (7.50% initial weight) as measured from and including the trade date (on or about August 11, 2015) to and including the determination date (February 12, 2018, subject to adjustment).  Each of the EUR/USD, GBP/USD and AUD/USD exchange rates is expressed as the number of U.S. dollars needed to buy one unit of the applicable reference currency whereas each of the USD/JPY and USD/CHF exchange rates is expressed as the number of the applicable reference currency needed to buy one U.S. dollar.  The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each reference currency, of: (i) the sum of the currency return of that reference currency on the determination date plus 1 times (ii) the applicable initial weighted value for that reference currency.  With respect to each of the EUR/USD, the GBP/USD and the AUD/USD exchange rates, the currency return is equal to the quotient of (i) the initial exchange rate (set on the trade date) minus the final exchange rate on the determination date divided by (ii) the initial exchange rate.  With respect to each of the USD/JPY and the USD/CHF exchange rates, the currency return is equal to the quotient of (i) the final exchange rate minus the initial final exchange rate divided by (ii) the final exchange rate.  Each currency return is effectively capped at 100%, with no limit on the downside.  By purchasing these notes, you are taking the view that the currency returns will be positive, which means that it will take fewer U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  If a currency return is negative, it will take more U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  With respect to each of the EUR/USD, AUD/USD and GBP/USD exchange rates, the currency return will be positive when the exchange rate decreases from the initial exchange rate to the final exchange rate.  With respect to each of the USD/JPY and USD/CHF exchange rates, the currency return will be positive when the exchange rate increases from the initial exchange rate to the final exchange rate.
If the final basket level on the determination date is greater than the initial basket level (set on the trade date) by more than 5.00%, the return on your notes will be positive and will be up to a maximum settlement amount of between $2,306.25 and $2,520.00 per $1,000 principal amount note.  If the basket increases by up to 5.00%, remains flat or declines by up to 10.00% from the initial basket level to the final basket level, you will receive the principal amount of your notes.  If the basket declines by more than 10.00% from the initial basket level to the final basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:
•	if the basket return is positive and is above 5.00% (the final basket level is greater than the initial basket level by more than 5.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (expected to be between 1.375 and 1.600) times (c) the basket return minus 5.00%, subject to the maximum settlement amount;
•	if the basket return is positive but not above 5.00% (the final basket level is greater than the initial basket level but not by more than 5.00%), zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or
•	if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the basket return plus 10.00%. You will receive less than $1,000.
In no event, however, will the payment at maturity be less than $0.  The basket closing level on the determination date must increase by more than 5.00% from the initial basket level for you to receive a payment at maturity greater than the principal amount of the notes and any positive basket return above 5.00% will be reduced by 5.00%.
A negative currency return for one or more reference currencies may offset positive currency returns for the other reference currencies. Due to the unequal weightings of the reference currencies, the performances of the EUR/USD, USD/JPY and the GBP/USD exchange rates will have a significantly larger impact on your return on the notes than the performance of the USD/CHF and AUD/USD exchange rates.
The return on your notes is linked to the currency return of each reference currency, calculated using the EUR/USD, USD/JPY, GBP/USD, USD/CHF and AUD/USD exchange rates. If we were to calculate the return on your notes using the USD/EUR, JPY/USD, USD/GBP, CHF/USD and USD/AUD exchange rates instead, the return on your notes might be materially different.  Your investment in the notes involves certain risks, including, among other things, our credit risk.  See “Risk Factors” on page PS-8 of the accompanying product supplement no. 2a-I, and “Selected Risk Factors” on page PS-18 of this pricing supplement.
The foregoing is only a brief summary of the terms of your notes.  You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.
If the notes priced today and assuming an upside participation rate equal to the middle of the range listed above, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $979.60 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the final pricing supplement and will not be less than $964.60  per $1,000 principal amount note.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-9 of this pricing supplement for additional information about JPMS’s estimated value and “Summary Information — Secondary Market Prices of the Notes” on page PS-10 of this pricing supplement for information about secondary market prices of the notes.
Original issue date (settlement date): on or about August 18, 2015
Original issue price: 100.00% of the principal amount*
Underwriting commission/discount: up to 1.67% of the principal amount*
Net proceeds to the issuer:          % of the principal amount
See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

*JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to an unaffiliated dealer.  In no event will these selling commissions exceed 1.67% of the principal amount.  See “Plan of Distribution (Conflicts of Interest)” on page PS-79 of the accompanying product supplement no. 2a-I.  The original issue price will be 98.33% of the principal amount for investors in certain fee-based advisory accounts; see “Supplemental Plan of Distribution” on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing Supplement dated                  , 2015

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.
We may use this pricing supplement in the initial sale of the notes.  In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Product supplement no. 2a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.
Key Terms
Issuer: JPMorgan Chase & Co.
Reference currencies, base currency and initial weights:
Reference Currency	Base Currency	Reuters Page	Initial Weight
European Union euro (EUR)	U.S. dollar (USD)	WMRSPOT05	33.50%
Japanese yen (JPY)	U.S. dollar (USD)	WMRSPOT12	25.30%
British pound sterling (GBP)	U.S. dollar (USD)	WMRSPOT07	22.90%
Swiss franc (CHF)	U.S. dollar (USD)	WMRSPOT07	10.80%
Australian dollar (AUD)	U.S. dollar (USD)	WMRSPOT12	7.50%
Exchange rate: the EUR/USD exchange rate, the GBP/USD exchange rate and the AUD/USD exchange rate, on any relevant day, will equal an exchange rate of U.S. dollar per one unit of the applicable reference currency, as determined by the calculation agent, expressed as the U.S. dollar value of one unit of the applicable reference currency, as reported by Reuters Group PLC (“Reuters”) on the applicable Reuters page set forth above (or any substitute Reuters page) at approximately 4:00 p.m., Greenwich Mean Time, on that day.
The USD/JPY exchange rate and the USD/CHF exchange rate, on any relevant day, will equal an exchange rate of units of the applicable reference currency per one U.S. dollar, as determined by the calculation agent, expressed as the value in the applicable reference currency of one U.S. dollar (USD), as reported by Reuters on the applicable Reuters page set forth above (or any substitute Reuters page) at approximately 4:00 p.m., Greenwich Mean Time, on that day.

In certain circumstances, the levels of an exchange rate will be based on the alternative calculation of that exchange rate described under “Description of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-41 of the accompanying product supplement or “The Underlyings — Currencies — Succession Events” on page PS-52 of the accompanying product supplement.  Notwithstanding anything to the contrary in the accompanying product supplement, the exchange rates will not be rounded.
Principal amount: each note will have a principal amount of $1,000; $                 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment.  The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount.  Also, the stated buffer level would not offer the same benefit to your investment as would be the case if you had purchased the notes at the principal amount.  Additionally, the upside threshold level will have a greater impact relative to your initial investment.  See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-22 of this pricing supplement.
Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final basket level is greater than the upside threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return minus the upside threshold amount, subject to the maximum settlement amount;
•	if the final basket level is equal to or less than the upside threshold level but greater than or equal to the buffer level, $1,000; or
•	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount. You will receive less than $1,000.
In no event, however, will the payment at maturity be less than $0.
The basket return must be greater than 5.00% for you to receive a payment at maturity greater than the principal amount of the notes and any positive basket return above 5.00% will be reduced by 5.00%.
Initial basket level:  Set equal to 100 on the trade date
Initial weighted value:  the initial weighted value for each of the reference currencies relative to the U.S. dollar will equal the product of the initial weight of that reference currency relative to the U.S. dollar times the initial basket level.
Final basket level: the basket closing level of the basket on the determination date
Basket closing level: on any relevant day, the sum of the following, calculated for each reference currency: the product of (i) the sum of the currency return of that reference currency on that day plus 1 times (ii) the initial weighted value of that reference currency
Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Initial exchange rate (to be set on the trade date): with respect to each reference currency, the exchange rate of that reference currency on the trade date
Final exchange rate: with respect to each reference currency, the exchange rate of that currency on the determination date.  In certain circumstances, the levels of the exchange rate of a reference currency will be based on the alternative calculation of that exchange rate described under “Description of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-41 of the accompanying product supplement or “The Underlyings — Currencies — Succession Events” on page PS-52 of the accompanying product supplement.  Notwithstanding anything to the contrary in the accompanying product supplement, the exchange rates will not be rounded.
Currency return: notwithstanding anything to the contrary under “Description of Notes — Payment at Maturity — Calculating the Underlying Return” on page PS-3 of the accompanying product supplement, the currency return on the determination date is equal to:
•	with respect to the EUR/USD, AUD/USD and GBP/USD exchange rates, the quotient of (i) the initial exchange rate minus the final exchange rate divided by (ii) the initial exchange rate, expressed as a percentage; and
•	with respect to the USD/JPY and USD/CHF exchange rates, the quotient of (i) the final exchange rate minus the initial exchange rate divided by (ii) the final exchange rate, expressed as a percentage.
For purposes of determining the currency return with respect to any reference currency on a day other than the determination date, the exchange rate of that reference currency on that day will be used instead of the final exchange rate of that reference currency.
Each currency return is effectively capped at 100%, with no limit on the downside.  By purchasing these notes, you are taking the view that the currency returns will be positive, which means that it will take fewer U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  If a currency return is negative, it will take more U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  With respect to the EUR/USD, AUD/USD and GBP/USD exchange rates, the currency return will be positive when the exchange rate decreases from the initial exchange rate to the final exchange rate.  With respect to the USD/JPY and USD/CHF exchange rates, the currency return will be positive when the exchange rate increases from the initial exchange rate to the final exchange rate.  The accompanying product supplement refers to the currency return as the “Reference Currency Return.”
Upside participation rate (to be provided in the final pricing supplement): expected to be between 1.375 and 1.600
Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $2,306.25 and $2,520.00
Upside threshold level: 105.00% of the initial basket level
Upside threshold amount: 5.00%
Buffer level: 90.00% of the initial basket level
Buffer amount: 10.00%
Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 1.1111
Trade date: on or about August 11, 2015
Original issue date (settlement date): on or about August 18, 2015

Determination date: February 12, 2018, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to Multiple Underlyings” on page PS-41 of the accompanying product supplement
Stated maturity date: February 15, 2018, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-39 of the accompanying product supplement.  The accompanying product supplement refers to the stated maturity date as the “maturity date.”
No interest: The offered notes will not bear interest.
No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.
No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.
Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-39 of the accompanying product supplement
Trading day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on PS-43 of the accompanying product supplement, with respect to each reference currency relative to the U.S. dollar, a day on which The WM Company, through its currency market data services, publishes spot rates for that reference currency relative to the U.S. dollar. The accompanying product supplement refers to a trading day as a “currency business day.”  Dates on which The WM Company does not, through its currency market data services, publish spot rates for each reference currency relative to the U.S. dollar may be found on its website, www.wmcompany.com.  Information contained in The WM Company’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of the information contained in The WM Company’s website.
Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-38 of the accompanying product supplement no. 2a-I, as supplemented by “ — Supplemental Use of Proceeds” below
Tax treatment:  In determining our reporting responsibilities, we intend to treat the notes for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences – Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 2a-I.   Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.
No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Assuming that “open transaction” treatment is respected, the gain or loss on your notes will generally be ordinary foreign currency income or loss under Section 988 of the Code.  Ordinary foreign currency losses are potentially subject to certain reporting requirements.  However, investors in certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a “Section 988 Election”).  Due to the lack of authority directly addressing the availability of the Section 988 Election for instruments such as these, it is unclear whether the Section 988 Election is available.  If the Section 988 Election is available and you make this election before the close of the day on which you acquire a note, all gain or loss you recognize on a sale or exchange of that note should be treated as capital gain or loss, and as long-term capital gain or loss if you have held the note for more than one year at that time.  A Section 988 Election with respect to a note is made by (a) clearly identifying the note on your books and records, on the date you acquire it, as being subject to this election and filing the relevant statement verifying this election with your U.S. federal income tax return or (b) obtaining independent verification under procedures set forth in the Treasury regulations under Section 988.  You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of a Section 988 Election, as well as the special reporting requirements that apply to foreign currency losses in excess of specified thresholds.
The IRS or a court may not respect the treatment of the notes as “open transactions,” in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  For instance, the notes could be treated as contingent payment debt instruments, in which case you would be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity, and no Section 988 Election would be available.  In particular, in 2007 the IRS issued a revenue ruling holding that a financial instrument with some similarity to the notes is properly treated as a debt instrument denominated in a foreign currency.  The notes are distinguishable in some respects from the instrument described in the revenue ruling.  If the revenue ruling were applied to the notes, it could materially and adversely affect the tax consequences of an investment in the notes for U.S. Holders, possibly with retroactive effect.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.
ERISA: as described under “Benefit Plan Investor Considerations” on page PS-91 of the accompanying product supplement no. 2a-I
Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-79 of the accompanying product supplement no. 2a-I; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately
 $           .  We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement.  JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at that price less a concession not in excess of 1.67% of the principal amount.  The original issue price for notes purchased by certain fee-based advisory accounts will be 98.33% of the principal amount of the notes, which will reduce the selling commissions specified on the cover of this pricing supplement with respect to those notes to 0.00%.
We expect to deliver the notes against payment therefor in New York, New York on or about August 18, 2015, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because we own, directly or indirectly, all of the outstanding equity securities of JPMS and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.
Calculation agent: JPMS
CUSIP no.: 48125UUD2
ISIN no.: US48125UUD26
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Supplemental Terms of the Notes
For purposes of the notes offered by this pricing supplement:
(a) the European Union euro, the Japanese yen, the British pound sterling, the Swiss franc and the Australian dollar are the Reference Currencies and the U.S. dollar is the Base Currency, as those terms are used in the accompanying product supplement; and
(b) all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Spot Rate	exchange rate
currency business day	trading day
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: basket return, initial basket level, initial exchange rate, final basket level, final exchange rate, basket closing level, initial weight, currency return, upside participation rate, maximum settlement amount, upside threshold level, upside threshold amount, buffer level, buffer amount and buffer rate.  Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.
JPMS’s Estimated Value of the Notes
The estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Factors — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” on page PS-20 of this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Factors — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-20 of this pricing supplement.
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Factors — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-19 of this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-20 of this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the date of this pricing supplement through November 11, 2015.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Factors — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-20 of this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Examples” on page PS-11 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” on page PS-26 of this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

HYPOTHETICAL EXAMPLES
The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or final exchange rates of the reference currencies, as applicable, on the determination date could have on the payment at maturity assuming all other variables remain constant.
By purchasing these notes, you are taking the view that the currency returns will be positive, which means that it will take fewer U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  If a currency return is negative, it will take more U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  With respect to the EUR/USD, AUD/USD and GBP/USD exchange rates, the currency return will be positive when the exchange rate decreases from the initial exchange rate to the final exchange rate.  With respect to the USD/JPY and USD/CHF exchange rates, the currency return will be positive when the exchange rate increases from the initial exchange rate to the final exchange rate.  If the final basket level on the determination date is greater than the initial basket level (set on the trade date) by more than 5.00%, the return on your notes will be positive and will be up to a maximum settlement amount of between $2,306.25 and $2,520.00 per $1,000 principal amount note.  The basket closing level from the initial basket level to the final basket level must increase by more than 5.00% for you to receive a payment at maturity greater than the principal amount of the notes and your payment at maturity will only reflect the increase of the final basket level over the initial basket level above 5.00%.  No currency return can exceed 100%, resulting in a capped return on your investment.  If the basket increases by up to 5.00%, remains flat or declines by up to 10.00% from the initial basket level to the final basket level, you will receive the principal amount of your notes.  If the basket declines by more than 10.00% from the initial basket level to the final basket level, the return on your notes will be negative.
The examples below are based on a range of final basket levels and final exchange rates of the reference currencies that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date.  The exchange rates have been highly volatile in the past — meaning that the levels of the exchange rates have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the exchange rates and our creditworthiness.  In addition, JPMS’s estimated value will be less than the original issue price.  For more information on the JPMS’s estimated value, see “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-9 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	1.375
Maximum settlement amount	$2,306.25
Upside threshold level	105.00% of the initial basket level
Upside threshold amount	5.00%
Buffer level	90.00% of the initial basket level
Buffer rate	approximately 1.1111
Buffer amount	10.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date with respect to any reference currency relative to the U.S. dollar

During the term of the notes, a currency succession event does not occur with respect to any reference currency or the U.S. dollar Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial exchange rates of the reference currencies that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  As a result, the actual initial exchange rates of the reference currencies may differ substantially from the exchange rates of the reference currencies prior to the trade date.
For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of the exchange rate of each reference currency shown elsewhere in this pricing supplement.  For information about the historical exchange rates of the reference currencies during recent periods, see “The Basket” below.  Before investing in the offered notes, you should consult publicly available information to determine the exchange rates of the reference currencies between the date of this pricing supplement and the date of your purchase of the offered notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference currencies.
The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	161.875%
140.000%	148.125%
130.000%	134.375%
120.000%	120.625%
110.000%	106.875%
105.100%	100.138%
105.000%	100.000%
102.500%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment).  In addition, the upside threshold level is equal to 105.00% of the initial basket level and no currency return can exceed 100%, resulting in a capped return on your investment of the maximum settlement amount of $2,306.25 for each $1,000 principal amount note.  Also, the basket closing level from the initial basket level to the final basket level increase by more than 5.00% for you to receive a payment at maturity greater than the principal amount of the notes.
The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.  In addition, no currency return can exceed 100%, resulting in a capped return on your investment.

Note Performance
The Underlier
Hypothetical Payment at Maturity as % of Principal Amount
150
100
50
0
90.000%
105.000%
0
50
100
150
Hypothetical Final Basket Level as a % of Initial Basket Level

The following examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical initial exchange rates of the reference currencies and final exchange rates of the reference currencies on the determination date, calculated based on the key terms and assumptions above.  The levels in Column A represent the hypothetical initial exchange rates for each reference currency, and the levels in Column B represent hypothetical final exchange rates for each reference currency. The percentages in Column C represent hypothetical currency returns for each reference currency plus 1. The amounts in Column D represent the initial weighted values of each reference currency, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.  The values below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the upside threshold level.  The payment at maturity exceeds the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European Union euro	1.1000	0.5500	150.000%	33.50	50.250
Japanese yen	125.00	250.00	150.000%	25.30	37.950
British pound sterling	1.5500	0.7750	150.000%	22.90	34.350
Swiss franc	0.9500	1.9000	150.000%	10.80	16.200
Australian dollar	0.7500	0.3750	150.000%	7.50	11.250

Final Basket Level:	150.000
Basket Return:	50.000%

In this example, all of the hypothetical currency returns for the reference currencies are positive, which results in the hypothetical final basket level being greater than the initial basket level of 100.000.  Because the final basket level of 150.000 is greater than the upside threshold level, the hypothetical payment at maturity will equal:
Payment at maturity = $1,000 + [$1,000 × 1.375 × (50% - 5%)] = $1,618.75

Example 2:  The final basket level is greater than the initial basket level but equal to or less than the upside threshold level.  The payment at maturity will equal the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European Union euro	1.1000	1.0450	105.000%	33.50	35.175
Japanese yen	125.00	131.58	105.000%	25.30	26.565
British pound sterling	1.5500	1.4725	105.000%	22.90	24.045
Swiss franc	0.9500	1.0000	105.000%	10.80	11.340
Australian dollar	0.7500	0.7125	105.000%	7.50	7.875

Final Basket Level:	105.000
Basket Return:	5.000%

In this example, all of the hypothetical currency returns of the reference currencies are positive, which results in the hypothetical final basket level being greater than the initial basket level of 100.000.  Because the hypothetical final basket level of 105.000 is not greater than the upside threshold level, the hypothetical payment at maturity will equal the $1,000 principal amount.

Example 3:  The final basket level is less than the initial basket level but greater than or equal to the buffer level.  The payment at maturity will equal the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European Union euro	1.1000	1.2100	90.000%	33.50	30.150
Japanese yen	125.00	113.64	90.000%	25.30	22.770
British pound sterling	1.5500	1.7050	90.000%	22.90	20.610
Swiss franc	0.9500	0.8636	90.000%	10.80	9.720
Australian dollar	0.7500	0.8250	90.000%	7.50	6.750

Final Basket Level:	90.000
Basket Return:	-10.000%

In this example, all of the hypothetical currency returns of the reference currencies are negative, which results in the hypothetical final basket level being less than the initial basket level of 100.000.  However, because the hypothetical final basket level of 90.000 is not less than the buffer level, the hypothetical payment at maturity will equal the $1,000 principal amount.
Example 4:  The final basket level is less than the buffer level.  The payment at maturity is less than the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European Union euro	1.1000	1.6500	50.000%	33.50	16.750
Japanese yen	125.00	125.00	100.000%	25.30	25.300
British pound sterling	1.5500	1.5500	100.000%	22.90	22.900
Swiss franc	0.9500	1.4615	135.000%	10.80	14.580
Australian dollar	0.7500	0.4875	135.000%	7.50	10.125

Final Basket Level:	89.655
Basket Return:	-10.345%

In this example, the hypothetical currency return of the European union euro is negative, while the hypothetical currency returns of the Japanese yen and British pound sterling are zero and the hypothetical currency returns of the Swiss franc and Australian dollar are positive.

Because the basket is unequally weighted, positive currency returns in the lower-weighted reference currencies will be offset by negative currency returns in the more heavily-weighted reference currencies.  In this example, the large negative currency return of the European Union euro results in the hypothetical final basket level being less than the buffer level, even though the currency returns of the Japanese yen and British pound sterling are zero and the currency returns of the Swiss franc and Australian dollar are positive.

Because the hypothetical final basket level of 89.655 is less than the buffer level, the hypothetical payment at maturity will equal:
Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-10.345% + 10.00%)] = $996.167

Example 5:  The final basket level is less than the buffer level.  The payment at maturity is less than the $1,000 principal amount.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European Union euro	1.1000	0.5500	150.000%	33.50	50.250
Japanese yen	125.00	71.43	25.000%	25.30	6.325
British pound sterling	1.5500	2.7125	25.000%	22.90	5.725
Swiss franc	0.9500	0.5429	25.000%	10.80	2.700
Australian dollar	0.7500	1.3125	25.000%	7.50	1.875

Final Basket Level:	66.875
Basket Return:	-33.125%

In this example, although the hypothetical currency return of one reference currency is positive, the hypothetical currency return of the other reference currencies are negative and significant, which results in the hypothetical final basket level being less than the buffer level.  Because the hypothetical final basket level of 66.875 is less than the buffer level, the hypothetical payment at maturity will equal:
Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-33.125% + 10.00%)] = $743.056
Example 6:  The final basket level is less than the buffer level.  The payment at maturity is less than the $1,000 principal amount and in no event will the payment at maturity be less than $0.
	Column A	Column B	Column C	Column D	Column E
Reference Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency return plus 1	Initial Weighted Value	Column C × Column D
European union euro	1.1000	0.1100	190.000%	33.50	63.650
Japanese yen	125.00	1250.00	190.000%	25.30	48.070
British pound sterling	1.5500	1.5500	100.000%	22.90	22.900
Swiss franc	0.9500	0.0950	-800.000%	10.80	-86.400
Australian dollar	0.7500	7.5000	-800.000%	7.50	-60.000

Final Basket Level:	-11.780
Basket Return:	-111.780%

In this example, although the hypothetical currency returns of the two most heavily-weighted reference currencies are positive and significant, the currency returns are capped effectively at 100%. The hypothetical currency returns of the two least-heavily-weighted reference currencies are negative and significant, and the downside is unlimited.  Because the hypothetical final basket level of -11.780 is less than 0, the hypothetical payment at maturity will equal $0 because in no event will the payment at maturity will be less than $0.
The payments at maturity shown above are entirely hypothetical; they are based on final exchange rates for the reference currencies that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-20 of this pricing supplement.
The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the final exchange rates of each reference currency and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial exchange rate of each reference currency and the upside participation rate and maximum settlement amount we will provide in the final pricing supplement and the actual final exchange rate of each reference currency determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

SELECTED RISK FACTORS

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 2a-I.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the applicable currencies or other instruments linked to the exchange rates.  You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes
The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative.  Your investment will be exposed to loss on a leveraged basis if the final basket level is less than the initial basket level by more than 10%.  For every 1% that the final basket level is less than the initial basket level by more than 10%, you will lose an amount equal to approximately 1.1111% of the principal amount of your notes.  Accordingly, you could lose some or all of your initial investment at maturity.  Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.  See also “ — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than The Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected.”
The Currency Return of Each Reference Currency Will be Positive Only If the U.S. Dollar Appreciates Relative to That Reference Currency
By purchasing these notes, you are taking the view that the currency returns will be positive, which means that it will take fewer U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  If a currency return is negative, it will take more U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  With respect to the EUR/USD, AUD/USD and GBP/USD exchange rates, the currency return will be negative when the exchange rate increases from the initial exchange rate to the final exchange rate.  With respect to the USD/JPY and USD/CHF exchange rates, the currency return will be negative when the exchange rate decreases from the initial exchange rate to the final exchange rate.  Any negative currency return will adversely affect the payment at maturity on the notes.
You May Not Receive a Positive Return on the Notes Even If the Final Basket Level Is Greater Than the Initial Basket Level, and Any Positive Return Is Reduced by the Upside Threshold Amount
Because the upside threshold level is set at 105.00% of the initial basket level, you will not receive a positive return on the notes unless the final basket level is greater than the initial basket level by more than 5.00%.
In addition, the upside threshold amount reduces the return on the notes even if the final basket level is greater than the initial basket level.  For example, if the final basket level is greater than the initial basket level by 10.00%, the return on the notes is only 5.00% times the upside participation rate instead of 10.00% times the upside participation rate.
Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount
If the final basket level is greater than the initial basket level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, as a result of the upside threshold level and the effective cap of 100% on the currency return of each reference currency due to the currency return formulae. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the applicable currencies or other instruments linked to the exchange rates. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $2,306.25 and $2,520.00.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.
The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Potential Conflicts of Interest
We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and JPMS’s estimated value. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes.  In performing these duties, our economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-14 of the accompanying product supplement no. 2a-I for additional information about these risks.
JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-9 of this pricing supplement.
JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates
JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-9 of this pricing supplement.

JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-9 of this pricing supplement.
The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Summary Information — Secondary Market Prices of the Notes” on page PS-10 of this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” on page PS-24 of this pricing supplement.
Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the exchange rates of the reference currencies, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the exchange rates and the volatility of the exchange rates of the reference currencies relative to the U.S. dollar;

•	the actual or expected positive or negative correlation between the exchange rates of the reference currencies, or the absence of any such correlation;
•	the time to maturity of the notes;
•	the suspension or disruption of market trading in the reference currencies or the U.S. dollar;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
Your Notes Will Not Bear Interest
You will not receive any interest payments on your notes. Unless the payment at maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Amount that Will Be Paid on Your Notes at Maturity Will Not Be Affected by the Exchange Rates of the Reference Currencies on Any Date Other Than the Determination Date
The amount that will be paid on your notes at maturity will be based on the final exchange rates of the reference currencies on the determination date.  Although the actual exchange rates on the stated maturity date or at other times during the life of your notes may yield higher currency returns, you will not benefit from the exchange rates at any time other than on the determination date.
If We Were to Calculate the Return on Your Notes Using the USD/EUR, JPY/USD, USD/GBP, CHF/USD and USD/AUD Exchange Rates, the Return on Your Notes Might Be Materially Different from the Results Obtained Using the EUR/USD, USD/JPY, GBP/USD, USD/CHF and AUD/USD Exchange Rates
The amount that you will be paid on your notes on the stated maturity date is based on the performance of the EUR/USD, USD/JPY, GBP/USD, USD/CHF and AUD/USD exchange rates, as measured by the currency return formulae.  If we were to calculate the return on your notes using the USD/EUR, JPY/USD, USD/GBP, CHF/USD and USD/AUD exchange rates instead, the return on your notes might be materially different.  For example, assuming a hypothetical initial USD/JPY exchange rate of 125 (i.e., 125 Japanese yen are needed to buy one U.S. dollar), if the hypothetical final USD/JPY exchange rate decreases to 100 (i.e., 100 Japanese yen are needed to buy one U.S. dollar), then the currency return would equal -25%.  If the equivalent exchange rate were instead presented in terms of JPY/USD, then the hypothetical initial JPY/USD exchange rate would be approximately 0.008 and the hypothetical final JPY/USD exchange rate would be approximately 0.01 and the currency return would equal approximately 20%.
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes.  If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount.  If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount.  In addition, the impact of the buffer level and the upside threshold level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount.  For example, if you purchase your notes at a premium to the principal amount, the upside threshold level will have a greater impact on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.  Similarly, the buffer level, while still providing some protection on the return on the notes if the final basket level is greater than or equal to the buffer level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Correlation (or Lack of Correlation) of the Exchange Rates
The notes are linked to an unequally weighted basket of exchange rates of the reference currencies relative to the U.S. dollar.  Performances of the reference currencies relative to the U.S. dollar may or may not be correlated with each other.  At a time when the U.S. dollar appreciates relative to one or more of the reference currencies, the U.S. dollar my depreciate relative to the other reference currencies or may not appreciate as much.  Therefore, in calculating the final basket level, appreciation in the value of the U.S. dollar relative to one or more of the reference currencies may be moderated, or more than offset, by the lesser appreciation or deprecation relative to other reference currencies. Further, because the exchange rates of the reference currencies are unequally weighted, appreciation of the U.S. dollar relative to the lower-weighted reference currencies may be offset by even smaller deprecation in the U.S. dollar relative to the more heavily weighted reference currencies.  In addition, high correlation of movements in the U.S. dollar relative to the reference currencies during periods of depreciation of the U.S. dollar relative to the reference currencies could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the final basket level will be higher than the initial basket level.
The Notes Might Not Pay as Much as a Direct Investment in the Reference Currencies
You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies or the U.S. dollar individually, a combination of the reference currencies and the U.S. dollar or contracts related to the reference currencies and the U.S. dollar for which there is an active secondary market.
The Notes Are Subject to Currency Exchange Risk
Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes.  The value of the reference currencies relative to the U.S. dollar is at any moment a result of the supply and demand for those currencies.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States, countries issuing reference currencies and other relevant countries or regions.
Of particular importance to potential currency exchange risk are:
●	existing and expected rates of inflation;
●	existing and expected interest rate levels;

●	the balance of payments in the United States and the countries issuing reference currencies and among each country and its major trading partners;
●	political, civil or military unrest in the United States and the countries issuing the reference currencies; and
●	the extent of governmental surplus or deficit in the United States and the countries issuing the reference currencies.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, the countries issuing the reference currencies and those of other countries important to international trade and finance.
It has been reported that several financial firms have entered into settlements with regulators in the United States and other countries in connection with potential manipulation of published currency exchange rates, and regulators in the United States and other countries are continuing to investigate the potential manipulation of published currency exchange rates. If this manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any of these changes or reforms could also adversely impact your notes.
Governmental Intervention Could Materially and Adversely Affect the Value of the Notes
Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those issuing the reference currencies and the U.S. dollar, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
Even Though the Reference Currencies and the U.S. Dollar Trade Around-the-Clock, the Notes Will Not
Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the reference currencies and the U.S. dollar are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil
In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the reference currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.
Currency Market Disruptions May Adversely Affect Your Return
The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the exchange rates and the currency returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement no. 2a-I for further information on what constitutes a market disruption event.
Past Performance Is No Guide to Future Performance
The actual performance of the exchange rates during the term of your notes cannot be predicted based on its historical performance. Changes in the value of each reference currency will affect the market value of the notes. However, it is impossible to predict whether the exchange rates will increase or decrease during the term of the notes.
Lack of Liquidity
The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement
The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement.  In particular, each of JPMS’s estimated value, the upside participation rate and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value, the upside participation rate and the maximum settlement amount.
The Tax Consequences of an Investment in the Notes Are Uncertain
There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I.  If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  In addition, in 2007 the IRS issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. The revenue ruling, or future guidance relating thereto, could materially and adversely affect the tax consequences for U.S. investors of an investment in notes, possibly with retroactive effect.  Both U.S. and non-U.S. investors should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments.

THE BASKET
Historical Basket Levels
You should not take the historical levels of the basket or the exchange rates as an indication of the future performance of the basket or the exchange rates, respectively.  We cannot give you any assurance that the future performance of the basket or the exchange rates will result in a return of any of your initial investment on the stated maturity date.  Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the exchange rates, respectively.  The actual performance of the basket or the exchange rates over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical rates shown below.
The following graph is based on the basket closing levels for the period from January 4, 2010 through August 6, 2015, assuming that the basket closing level was 100 on January 4, 2010.  We derived the basket closing levels based on the method of calculating the basket closing level as described in this pricing supplement and on the exchange rates of each reference currency on the relevant dates.   The historical exchange rates reflected in the graph below were determined using the rates reported by Bloomberg Professional® service (“Bloomberg”), without independent verification, and may not be indicative of the exchange rates that would be derived from the applicable Reuters pages.  The basket closing level has been normalized such that its hypothetical level on January 4, 2010 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level increases as the U.S. dollar appreciates relative to the reference currencies and decreases as the U.S. dollar depreciates relative to the reference currencies.  With respect to the EUR/USD, GBP/USD and AUD/USD exchange rates, a decrease in the exchange rate from the initial exchange rate to the final exchange rate is indicative of an appreciation of the U.S. dollar relative to the applicable reference currency.  With respect to the USD/JPY and USD/AUD exchange rates, an increase in the exchange rate from the initial exchange rate to the final exchange rate is indicative of an appreciation of the U.S. dollar relative to the applicable reference currency.  The basket closing level can increase or decrease due to changes in the exchange rates of the reference currencies.  By purchasing these notes, you are taking the view that the currency returns will be positive, which means that it will take fewer U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  With respect to the EUR/USD, AUD/USD and GBP/USD exchange rates, the currency return will be positive when the exchange rate decreases from the initial exchange rate to the final exchange rate.  With respect to the USD/JPY and USD/CHF exchange rates, the currency return will be positive when the exchange rate increases from the initial exchange rate to the final exchange rate.  If a currency return is negative, it will take more U.S. dollars to purchase one unit of the applicable reference currency at the final exchange rate than at the initial exchange rate.  The graph below is for illustrative purposes only.

Historical Performance of the Basket
Basket Level (Assuming a Starting Basket Level of 100)
USD Strengthens
USD Weakens
140
130
120
110
100
90
80
70
60
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

Historical Exchange Rates
The exchange rates of the reference currencies have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in each exchange rate during any period shown below is not an indication that such exchange rate is more or less likely to increase or decrease at any time during the term of your notes.
The graphs below show the exchange rates of the reference currencies on each day from January 4, 2010 through August 6, 2015, as shown on Bloomberg.  The EUR/USD exchange rate on August 6, 2015 as shown on Bloomberg was 1.09250.  The USD/JPY exchange rate on August 6, 2015 as shown on Bloomberg was 124.740.  The GBP/USD exchange rate on August 6, 2015 as shown on Bloomberg was 1.55120.  The USD/CHF exchange rate on August 6, 2015 as shown on Bloomberg was 0.98090.  The AUD/USD exchange rate on August 6, 2015 as shown on Bloomberg was 0.73460.
The historical exchange rates shown above and in the graphs below were determined using the rates reported by Bloomberg and may not be indicative of the exchange rates that would be derived from the applicable Reuters pages.  The exchange rates derived from the applicable Reuters page at approximately 4:00 p.m., Greenwich Mean Time, on August 6, 2015 was 1.09130 with respect to the EUR/USD exchange rate, 124.715 with respect to the USD/JPY exchange rate, 1.55030 with respect to the GBP/USD exchange rate, 0.98170 with respect to the USD/CHF exchange rate and 0.73470 with respect to the AUD/USD exchange rate, each determined in the manner set forth under “Summary Information — Key Terms — Exchange rate” on page PS-4 of this pricing supplement.
We obtained the exchange rates listed above and in the graph below from Bloomberg or Reuters, as applicable, without independent verification.
The EUR/USD exchange rates are expressed as the amount of U.S. dollar per European Union euro.  An increase in the exchange rate for a given day indicates a weakening of the U.S. dollar against the European Union euro (i.e., the number of U.S. dollar required to purchase one European Union euro increases), while a decrease in the exchange rate indicates a relative strengthening of the U.S. dollar against the European Union euro (i.e., the number of U.S. dollar required to purchase one European Union euro decreases).

Historical Performance of the European Union Euro
Relative to the U.S. Dollar
U.S. Dollar per European Union Euro
USD Weakens
USD Strengthens
1.6000
1.4000
1.2000
1.0000
0.8000
0.6000
0.4000
0.2000
0.0000
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

The USD/JPY exchange rates are expressed as the amount of Japanese yen per U.S. dollar.  An increase in the exchange rate for a given day indicates a strengthening of the U.S. dollar against the Japanese yen (i.e., the number of Japanese yen required to purchase one U.S. dollar increases), while a decrease in the exchange rate indicate a relative weakening of the U.S. dollar against the Japanese yen (i.e., the number of Japanese yen required to purchase one U.S. dollar decreases).

Historical Performance of the Japanese Yen Relative to the U.S. Dollar

Japanese Yen per U.S. Dollar
USD Strengthens
USD Weakens
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15

Source: Bloomberg

The GBP/USD exchange rates are expressed as the amount of U.S. dollar per British pound sterling.  An increase in the exchange rate for a given day indicates a weakening of the U.S. dollar against the British pound sterling (i.e., the number of U.S. dollar required to purchase one British pound sterling increases), while a decrease in the exchange rate indicates a relative strengthening of the U.S. dollar against the British pound sterling (i.e., the number of U.S. dollar required to purchase one British pound sterling decreases).

Historical Performance of the British Pound Relative to the U.S. Dollar
U.S. Dollar per British Pound
USD Weakens
USD Strengthens
1.7500
1.7000
1.6500
1.6000
1.5500
1.5000
1.4500
1.4000
1.3500
1.3000
1.2500
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

The USD/CHF exchange rates are expressed as the amount of Swiss franc per U.S. dollar.  An increase in the exchange rate for a given day indicates a strengthening of the U.S. dollar against the Swiss franc (i.e., the number of Swiss franc required to purchase one U.S. dollar increases), while a decrease in the exchange rate indicate a relative weakening of the U.S. dollar against the Swiss franc (i.e., the number of Swiss franc required to purchase one U.S. dollar decreases).

Historical Performance of the Swiss Franc Relative to the U.S. Dollar
Swiss Franc per U.S. Dollar
USD Strengthens
USD Weakens
1.4000
1.2000
1.0000
0.8000
0.6000
0.4000
0.2000
0.0000
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

The AUD/USD exchange rates are expressed as the amount of U.S. dollar per Australian dollar.  An increase in the exchange rate for a given day indicates a weakening of the U.S. dollar against the Australian dollar (i.e., the number of U.S. dollar required to purchase one Australian dollar increases), while a decrease in the exchange rate indicates a relative strengthening of the U.S. dollar against the Australian dollar (i.e., the number of U.S. dollar required to purchase one Australian dollar decreases).

Historical Performance of Australian Dollar Relative to the U.S. Dollar
U.S. Dollar per Australian Dollar
USD Weakens
USD Strengthens
1.2000
1.0000
0.8000
0.6000
0.4000
0.2000
0.0000
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Source: Bloomberg

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 2a-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, together with the accompanying product supplement no. 2a-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  The information in this pricing supplement, the accompanying product supplement no. 2a-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively.  This pricing supplement, the accompanying product supplement no. 2a-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.
TABLE OF CONTENTS
 Pricing Supplement
Page
Summary Information	PS-4
Hypothetical Examples	PS-11
Selected Risk Factors	PS-18
The Basket	PS-26

Product Supplement No. 2a-I dated November 7, 2014

Description of Notes	PS-1
Estimated Value and Secondary Market Prices of the Notes	PS-6
Risk Factors	PS-8
Use of Proceeds and Hedging	PS-38
General Terms of Notes	PS-39
The Underlyings	PS-50
Commodity Markets and Exchanges	PS-63
Material U.S. Federal Income Tax Consequences	PS-69
Plan of Distribution (Conflicts of Interest)	PS-79
Notice to Investors	PS-81
Benefit Plan Investor Considerations	PS-91

Prospectus Supplement dated November 7, 2014

About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-11
Description of Units	S-14
United States Federal Taxation	S-16
Plan of Distribution (Conflicts of Interest)	S-17

Prospectus dated November 7, 2014

Where You Can Find More Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	18
Plan of Distribution (Conflicts of Interest)	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$

JPMorgan Chase & Co.

Buffered Enhanced Participation Currency Basket-Linked Notes due 2018

Medium-Term Notes, Series E